Exhibit 5.1

October 11, 2024

loanDepot, Inc.
6561 Irvine Center Drive
Irvine, California, 92618

Re:	loanDepot, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 (the “Registration Statement”) of loanDepot, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the selling stockholders of the Company identified in the Registration Statement (the “Selling Stockholders”) of up to 241,800,107 shares (the “Shares”) of the Company’s Class A common stock, par value $0.001 per share (the “Class A Common Stock”). The Shares are being registered for resale pursuant to the Registration Rights Agreement, dated as of February 16, 2021, by and between the Company and the Selling Stockholders.

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of specimen Class A Common Stock certificates and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that when the Shares have been duly issued, including upon (i) vesting and settlement of restricted stock units or (ii) conversion of the Class B Common Stock, Class C Common Stock or Class D Common Stock (each as defined in the Registration Statement and, with respect to shares of the Class B Common Stock or Class C Common Stock, in exchange for certain units of LD Holdings Group LLC), held by the Selling Stockholders, in each case as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP

Gibson, Dunn & Crutcher LLP
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